UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 24, 2008

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS

000-26335

48-1017164

(State or other jurisdiction

(Commission

(I.R.S. Employer

of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 2, 2008, the Board of Directors of Team Financial, Inc., (the “Company”, “our” or “we”) approved a merger of our two subsidiary banks, TeamBank, N.A. and Colorado National Bank (the “Banks”), subject to approval by our banking regulators.  The merger is expected to cost up to approximately $225,000 to complete.  Afterwards, we expect approximately $225,000 in annual cost savings resulting from operational efficiencies.

National banking-related publications, as well as a recent pronouncement of our primary banking regulator, the Office of the Comptroller of the Currency (the “OCC”), have indicated that the economic downturn in the national housing market has accelerated and is more pronounced than previously estimated.  Our Banks have concentrations in this area of lending through real estate construction and land development loans.  The Federal Deposit Insurance Corporation has recommended that financial institutions such as our Banks, that have concentration levels in these types of loans, increase their levels of loan loss allowances and increase capital to provide ample protection from unexpected losses if market conditions deteriorate further.  As a result of this guidance and additional data becoming available relating to the national economy, and more specifically to our market areas, we have increased our Banks’ allowance for loan loss allocations by an aggregate of $2 million.  Specifically, on May 2, 2008 the Board of Directors of TeamBank, N.A. approved an additional $1,750,000 to be allocated to the allowance for loan losses, through a charge to provision for loan losses and on May 6, 2008, the Board of Directors of Colorado National Bank, approved an additional $250,000 to be allocated to the allowance for loan losses, through a charge to provision for loan losses.  The increased loan loss allowance provisions will be reflected in our March 31, 2008 financial statements and will be direct charges to operating results.  Despite these additional allowances for loan losses, both Banks continue to be well capitalized in accordance with defined regulatory capital adequacy standards.

Because of the above factors, we are closely monitoring the Banks’ regulatory capital ratios, we have infused additional capital into the Banks, and we expect to seek further increases in their regulatory capital ratios in the near term.  On May 5, 2008, we infused $1,750,000 and $250,000 in capital to TeamBank, N.A. and Colorado National Bank, respectively.  We funded the capital infusions through our existing line of credit, and our remaining available borrowing capacity under the line of credit is $2 million.  Also, in order to increase their regulatory capital ratios and decrease their concentrations in real estate construction and land development loans, the Banks may decrease these loan balances through loan sales to other financial institutions.   In order to provide additional capital to the Banks, we expect to consider several alternatives, including seeking additional equity and debt as well as suspending dividends on our common stock.  We cannot, however, assure that we will be successful in raising additional equity or debt, that the capital adequacy levels or loan loss reserves of the Banks will be deemed satisfactory by our banking regulators, that the Banks will not be subject to additional regulatory action, or of the impact of such actions on debt covenants.

In connection with a recent examination of the Banks, on April 24, 2008, the Banks each received a letter from the OCC, Kansas City South Field office, indicating that it believes the Banks are deemed to be in “troubled condition” for purposes of Section 914 of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and, as a result, the Banks are subject to specified restrictions on operations.  These letters were received before the OCC’s issuance of its examination report and were based upon the OCC staff’s determination that the Banks had deficiencies in credit administration practices, loan risk rating systems, loan loss allowance methodologies, and levels of classified assets.  The restrictions provide that:  (1) the Banks must notify the OCC 90 days before adding or replacing a member of their respective boards of directors or employing any, or promoting any existing employee as a senior executive officer, and (2) the Banks may not, except under certain circumstances, enter into any agreements to make severance or indemnification payments or make any such payments to institution-affiliated parties.  We expect to cooperate with the OCC to address any regulatory concerns.

In addition, in light of the above, we have determined to perform goodwill impairment tests relating to the financial statement carrying value of each of the Banks  under Statement of Financial Accounting Standards Number 142, Goodwill and Other Intangible Assets.  The Banks are currently treated as separate reporting units for purposes of goodwill impairment testing.  TeamBank, N.A. currently has approximately $4.7 million of goodwill and Colorado National Bank currently has approximately $6.0 million of goodwill.  We have engaged an independent third party to assist in the valuations of goodwill.  An impairment, if any, cannot be estimated until such time as the independent valuation is completed.  Any impairment would have no impact on the regulatory capital ratios of the Banks.

Item 9.01 Financial Statements And Exhibits.

None

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

By:	/s/ Robert J. Weatherbie
Robert J. Weatherbie,
Chairman and Chief Executive Officer

Date: May 6, 2008